EXHIBIT 99.4

   1290 Partners, L.P.

   Independent Auditors' Report

   Financial Statements
   Years Ended December 31, 2001 and 2000

1290 Partners, L.P.

TABLE OF CONTENTS

                                                                           Page

INDEPENDENT AUDITORS' REPORT                                                1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
  DECEMBER 31, 2001 AND 2000:

  Balance Sheets                                                            2

  Statements of Income and Comprehensive (Loss) Income                      3

  Statements of Partners' Capital                                           4

  Statements of Cash Flows                                                  5

  Notes to Financial Statements                                            6-9

INDEPENDENT AUDITORS' REPORT

To the Partners of 1290 Partners, L.P.

We have audited the accompanying balance sheets of 1290 Partners, L.P. as of December 31, 2001 and 2000, and the related statements of income and comprehensive (loss) income, partners' capital and of cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of 1290 Partners, L.P. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


Deloitte & Touche LLP
New York, New York
January 18, 2002

1290 PARTNERS, L.P.
BALANCE SHEETS
DECEMBER 31, 2001 AND 2000

ASSETS

                                                                        2001             2000
RENTAL PROPERTY - Land, building and improvements -
  Less accumulated depreciation of $48,077,289 and $37,600,712,
  respectively                                                      $358,708,446     $368,152,011

CASH AND CASH EQUIVALENTS                                             10,562,475       14,242,834
ESCROW DEPOSITS AND RESTRICTED CASH                                    7,505,979        5,669,748
PREPAID REAL ESTATE TAXES                                              8,985,874        8,720,870
TENANTS' SECURETY DEPOSITS                                               203,447          227,809

DUE FROM TENANTS - Less allowance for doubtful accounts
  of $0 and $2,744,530, respectively                                   2,138,064        4,873,533
DEFERRED FiNANCING COSTS - Less accumulated
  amortization of $8,830,494 and $4,514,506, respectively              4,101,038        8,401,352
DEFERRED LEASING COSTS - Less accumulated amortization
  of $4,131,985 and $2,627,143, respectively                          17,015,931       16,451,437
DEFERRED RENT RECEIVABLE                                              50,119,142       48,828,209
NOTE RECEIVABLE                                                          275,163          288,769

OTHER ASSETS                                                             289,537          335,473
                                                                    ------------     ------------
TOTAL ASSETS                                                        $459,905,096     $476,192,045
                                                                    ============     ============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Secured notes                                                     $425,000,000     $425,000,000
  Accounts payable and accrued expenses                                7,854,179        8,113,226
  Unrealized loss on derivatives                                      17,896,642               --
  Due to tenants                                                       1,184,868        3,211,483
  Tenants' security deposits                                             203,447          227,809
  Unearned revenue                                                       748,535        2,023,675
                                                                    ------------     ------------
     Total liabilities                                               452,887,671     438,576,193

PARTNERS' CAPITAL                                                      7,017,425       37,615,852
                                                                    ------------     ------------

TOTAL LIABILITIES AND PARTNERS' CAPITAL                             $459,905,096     $476,192,045
                                                                    ============     ============

See notes to financial statements.

1290 PARTNERS, L.P.

STATEMENTS OF INCOME AND COMPREHENSIVE (LOSS) INCOME
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                2001              2000
REVENUES:
  Base rental income                        $ 86,165,224      $ 85,129,022
  Escalation income                            4,864,673         4,944,015
  Miscellaneous income                         2,935,961         6,848,134
                                            ------------      ------------
     Total revenues                           93,965,858        96,921,171
                                            ------------      ------------

OPERATING EXPENSES:
  Real estate taxes                           17,820,971        18,265,508
  Utilities                                    9,450,322         8,186,134
  Payroll                                      3,480,195         3,090,876
  Cleaning                                     2,580,750         2,498,503
  Repairs and maintenance                      2,363,178         2,150,744
  Management fees                              1,383,052         1,333,305
  Insurance                                      300,546           283,822
  Professional fees                              137,335           217,727
  Building supplies and office expenses          184,040           148,980
  General and administrative                     320,275           246,685
  Bad debt expense                             1,301,173                --
  Depreciation and amortization               11,981,417        11,679,737

Total expenses                                51,303,254        48,102,021
                                            ------------      ------------

NET OPERATING INCOME                          42,662,604        48,819,150
                                            ------------      ------------
OTHER INCOME (EXPENSES):
  Interest expense                           (41,400,150)      (41,464,470)
  Interest income                                958,846         1,155,683
                                            ------------      ------------

Total other expenses                         (40,441,304)      (40,308,787)

NET INCOME                                     2,221,300         8,510,363

OTHER COMPREHENSIVE LOSS                     (17,896,642)               --
                                            ------------      ------------

COMPREHENSIVE (LOSS) INCOME                 $(15,675,342)     $  8,510,363
                                            ============      ============

See notes to financial statements.

1290 PARTNERS, L.P.

STATEMENTS OF PARTNERS' CAPITAL
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                              237/1290           Metropolis
                                              Upper Tier           Realty
                                            Associates, L.P.     Trust, Inc.      1290 GP Corp.         Total
PARTNERS' CAPITAL,
  JANUARY 1, 2000                             $  1,400,000      $ 36,800,652      $    672,220      $ 38,872,872
  Cash distribution                                     --        (9,767,383)                         (9,767,383)
  Net income                                            --         8,425,259            85,104         8,510,363
PARTNERS' CAPITAL,
  DECEMBER 31, 2000                              1,400,000        35,458,528           757,324        37,615,852
  Cash distribution                             (1,400,000)      (13,523,085)               --       (14,923,085)
  Cumulative effect transition adjustment               --        (6,783,480)          (68,520)       (6,852,000)
  Change in fair market value of
    interest rate swap                                  --       (10,934,196)         (110,446)      (11,044,642)
  Net income                                            --         2,199,087            22,213         2,221,300
                                              ------------      ------------      ------------      ------------
PARTNERS' CAPITAL,
  DECEMBER 31, 2001                           $         --      $  6,416,854      $    600,571      $  7,017,425
                                              ============      ============      ============      ============

See notes to financial statements.

1290 PARTNERS, L.P.

STATEMENT OF CASH FLOWS
YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                                 2001              2000
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                $  2,221,300      $  8,510,363
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization                                             16,297,407        15,987,423
    Bad debt expense                                                           1,301,173                --
    Changes in:
      Increase in escrow deposits and restricted cash                         (1,836,231)       (2,491,188)
      Decrease in due from tenants                                             1,434,296        (2,467,273)
      Increase in deferred rent receivable                                    (1,290,933)       (2,718,646)
      Increase in prepaid real estate taxes                                     (265,004)          (62,667)
      Decrease in other assets                                                    45,936         3,092,122
      Decrease in accounts payable, accrued expenses and due to tenants       (1,997,730)        2,951,756
      (Decrease) Increase in unearned revenue                                 (1,275,140)          786,635
                                                                            ------------      ------------
         Net cash provided by operating activities                            14,635,074        23,588,525
                                                                            ------------      ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to building and improvements                                      (1,033,012)       (4,154,637)
  Increase in deferred leasing costs                                          (2,357,268)       (2,982,139)
  Collections on note receivable                                                  13,606          (288,769)
                                                                            ------------      ------------
         Net cash used in investing activities                                (3,376,674)       (7,425,545)
                                                                            ------------      ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to Partners                                                  (14,923,085)       (9,767,383)
  Financing costs                                                                (15,674)          (93,009)
                                                                            ------------      ------------
         Net cash used in financing activities                               (14,938,759)       (9,860,392)
                                                                            ------------      ------------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                              (3,680,359)        6,302,588

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                  14,242,834         7,940,246
                                                                            ------------      ------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                      $ 10,562,475      $ 14,242,834
                                                                            ============      ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION -
  Interest paid during year                                                 $ 37,282,667      $ 34,046,241
                                                                            ============      ============

See notes to financial statements.

1290 PARTNERS, L.P.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000

1.    ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

      Organization - 1290 Partners, L.P. (the "Partnership") was formed on October 10, 1996 as a Delaware limited partnership pursuant to the Second Amended Joint Plan of Reorganization of 237 Park Avenue Associates, L.L.C. and 1290 Associates L.L.C. ("Predecessors"). The Partnership was formed between 237/1290 Lower Tier Associates L.P., a Delaware limited partnership and 1290 GP Corp., a Delaware corporation (the "Original Agreement"), to own the property at 1290 Avenue of the Americas (the "Property").

      Initially, the Partnership was owned by 237/1290 Lower Tier Associates L.P. ("Lower Tier"), which held a 99% partnership interest as a limited partner, and 1290 GP Corp., which held a 1% interest as general partner. Metropolis Realty Trust Inc. ("Metropolis") had a 95% general partnership interest and a .05% limited partnership interest in Lower Tier.

      On November 22, 1999, the Original Agreement was amended by the Amended and Restated Partnership Agreement, as follows:

            *237/1290 Upper Tier Associates, L.P. ("Upper Tier LP"), a Delaware limited partnership, was admitted as Limited Partner.

            *Lower Tier was liquidated. Lower Tier's 99% limited partnership interest in the Partnership was distributed. The distribution was allocated based upon the intentions of management of the Partnership to exercise their right to call the "Upper Tier" interest for $1,400,000. The remainder was distributed to Metropolis.

            *1290 GP Corp. continues to hold a 1% interest in the Partnership as general partner.

            *On March 23, 2001, Metropolis acquired the limited partnership interest held by the Upper Tier LP for $1,400,000 in accordance with the Agreement of Limited Partnership of the Partnership. Upon consummation of such transaction, as of March 31, 2001, Metropolis owns a 99% partnership interest, as limited partner, in the Partnership.

      Rental Property - Rental property is carried at cost, net of accumulated depreciation and amortization, and includes land, building, tenant improvements and building improvements. Land is carried at $63,500,182 as of December 31, 2001 and 2000. Impairment of property is determined to exist when estimated amounts recoverable through future operations and sale of property on an undiscounted basis are below that property's carrying value. If a property is determined to be impaired, it must be written down to its estimated fair value. Fair value is defined as the amount for which the asset could be bought or sold in a current transaction, that is, other than a forced or liquidation sale. No impairment of the Property exists as of December 31, 2001 and 2000.

      Cash and Cash Equivalents - Cash and cash equivalents consist of highly liquid investments with an original maturity of three months or less.

      Escrow Deposits and Restricted Cash - Escrow deposits and restricted cash as of December 31, 2001 and 2000 includes reserves for tenant improvements, leasing commissions, insurance, real estate taxes and real estate tax refunds.

      Rental Income - Rental income is recognized on a straight-line basis over the terms of the related leases. Differences between actual base amounts due from tenant leases and the straight-line basis are included in deferred rent receivable.

      Deferred Charges - Deferred financing costs are amortized over the term of the related loan. Direct costs related to leasing are amortized over the related lease term on a straight-line basis.

      Depreciation and Amortization - Building and improvements are depreciated over their useful lives of 40 years using the straight-line method. Furniture and fixtures are depreciated over their useful lives, ranging from 5 to 7 years. Tenant improvements are amortized on a straight-line basis over the terms of the related leases.

      Use of Estimates - The presentation of the financial statements requires estimates and assumptions that affect the reported amounts of assets and liabilities at December 31, 2001 and 2000 and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

      Fair Value of Financial Instruments - The carrying amount of cash and cash equivalents, escrow deposits and restricted cash, tenants' security deposits, accounts receivable and accounts payable are a reasonable estimate of their fair value due to their short-term nature. Management believes the fair market value of the secured notes approximates the carrying value at December 31, 2001 and 2000. The fair value estimates presented herein are based on pertinent information available to management as of December 31, 2001 and 2000.

      Income Taxes - The Partnership is not a taxable entity; therefore, no provision has been made for income taxes.

      Recent Pronouncement - Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, was implemented by the Partnership on January 1, 2001. SFAS 133, as amended and interpreted, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. If the derivative is designated as a fair-value hedge, the changes in the fair value of the derivative and the hedged item will be recognized in earnings. If the derivative is designated as a cash-flow hedge, the effective portion of changes in the fair value of the derivative is recorded in other comprehensive (loss) income and will be recognized in the income statement when the hedged item affects earnings. The ineffective portion of changes in the fair value of the derivative designated as a cash flow hedge is recognized in the income statement. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings.

      At January 1, 2001, the Partnership recorded approximately $6,852,000 in other comprehensive loss as a cumulative transition adjustment, to record its interest rate swap agreement (See Note 4) at its estimated fair value as of that date.

      In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long Lived Assets (effective January 1, 2002). SFAS No. 144 supercedes existing accounting literature dealing with impairment and disposal of long-lived assets, including discontinued operations. It addresses financial accounting and reporting for the impairment of long-lived assets and for long-lived assets to be disposed of, and expands current reporting for discontinued operations to include disposals of a "component" of an entity that has been disposed of or is classified as held for sale. The Partnership is in the process of evaluating the financial statement impact of the adoption of this standard.

      Reclassifications - Certain prior year amounts have been reclassified to conform with current year presentation.

2.    REAL ESTATE TAX REFUNDS

      Tax certiorari proceedings have been settled with the City of New York for over-assessment of property taxes for the tax years ending June 30, 1991 through June 30, 1996 with respect to the Property. The Partnership received net proceeds of approximately $6,519,000 in December, 2000 after payment of approximately $876,000 of fees and expenses incurred in connection with such proceedings. Of this amount, approximately $3,211,000 had to be reimbursed to tenants and was included in escrow deposits and restricted cash at December 31, 2000. During 2001, approximately $2,027,000 was reimbursed to tenants. The remaining balance to be reimbursed of approximately $1,184,000 is included in escrow deposits and restricted cash as of December 31, 2001. The net proceeds in excess of the estimated amount due to tenants are $3,800,000 and were included in miscellaneous income in 2000.

      Tax certiorari proceedings have been commenced which remain outstanding against the City of New York for over-assessment of property taxes for the tax years ending June 30, 1997 through June 30, 2001 with respect to the Property. The outcome of these proceedings cannot presently be estimated.

3.    NOTE RECEIVABLE

      On May 1, 2000, the Partnership entered into an agreement with Morrison & Foerster (the "Tenant"). The Partnership contributed to the Tenant the sum of $297,115 in connection with the tenant improvements with respect to the 8th floor space. Per the lease agreement with the Tenant, the amount of contribution provided by the Partnership shall be amortized over the term of the amended lease, and shall be repaid by the Tenant to the Partnership as additional rent, payable in equal monthly installments, which installments include 10% interest on the unpaid balance.

4.    SECURED NOTES

      On December 13, 1999, the Partnership refinanced the Property with a $425,000,000 mortgage loan (the "Mortgage Loan") secured by the Property. Interest on the Mortgage Loan is based on LIBOR plus 2% and requires interest only payments through maturity on January 2, 2003. The Partnership has a one time right (subject to achieving certain conditions, including a debt service coverage ratio, loan to value ratio and the payment of a 25 basis point extension fee) to extend the maturity for a period of twelve months. The Mortgage Loan may be repaid in whole after December 31, 2000, without penalty. The costs associated with securing the Mortgage Loan of approximately $12,900,000 are included in deferred financing costs and are amortized over the term of the Mortgage Loan as a component of interest expense.

      The Partnership and Morgan Stanley Derivative Products entered into an Interest Rate Exchange Agreement dated as of December 13, 1999 (the "Swap Agreement"). The Swap Agreement provides that the Partnership will pay interest at an effective rate of 8.4995% per annum of the notional amount of $425,000,000 and receives interest based on LIBOR. Management believes the risk of incurring losses related to the credit risk is remote and any losses would be immaterial.

      The Swap Agreement has been designated as a cash flow hedge and was deemed to be perfectly effective during 2001. As such, changes in the fair value of the Swap Agreement during the year ended December 31, 2001 have been reflected as other comprehensive loss in the accompanying statement of income and comprehensive (loss) income. The difference between accrued interest expense calculated at the effective rate under the Swap Agreement and accrued interest expense calculated at the interest rate under the Mortgage Loan is recognized currently in earnings as interest.

      The maturity date of the Mortgage Loan and the termination date of the Swap Agreement are identical. The estimated cost to unwind the Swap Agreement was approximately $19,439,000 at December 31, 2001. The Partnership has no intention of unwinding the Swap Agreement. The Partnership estimates that $18,254,076 of net derivatives loss included in accumulated other comprehensive loss will be reclassified into earnings within the next 12 months.

5.    RELATED PARTY TRANSACTIONS

      The Partnership has entered into a Management and Leasing Agreement with a company ("Property Manager/Leasing Agent") that is an affiliate of a stockholder of Metropolis. The Property Manager/Leasing Agent manages and operates the Property and provides all supervisory, management and leasing services. The Management and Leasing Agreement provide for a fee of 1.5% of gross revenues, payable monthly, and reimbursement for overhead and all reasonable out-of-pocket-expenses incurred. The Management and Leasing Agreement also provides for leasing commissions to be calculated on a sliding scale percentage of a lease's base rent. Fees incurred under the Management and Leasing Agreement for the years ended December 31, 2001 and 2000 aggregated approximately $2,071,000 and $2,295,000, respectively.

      An affiliate of the Property Manager/Leasing Agent provided cleaning services for the Property through February 2001. Fees paid for cleaning services for the years ended December 31, 2001 and 2000 totaled approximately $405,000 and $2,499,000, respectively.

6.    TENANT LEASES

      The approximate annual base rentals (excluding escalation income) from existing noncancelable operating leases from tenants as of December 31, 2001 are as follows:

         December 31,                                    Amount

         2002                                         $ 82,256,000
         2003                                           84,260,000
         2004                                           77,837,000
         2005                                           72,567,000
         2006                                           69,135,000
         Thereafter                                    360,736,000
                                                      ------------
         Total                                        $746,791,000
                                                      ============

                                     ******